SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              WEB4BOATS.COM, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                             84-1080043
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            identification No.)

                                 P.O. Box 1028
                          La Jolla, California 92038
                                (858) 459-2628
                   (Address of principal executive offices)

               	Individual Plan for Securities Compliance Control, LLC

                             (Full title of plan)

                               Mr. Dennis Schlagel
                                   President
                                 P.O. Box 1028
                              La Jolla, CA 92038
                    (Name and address of agent for service)

                                (858) 459-2628
          (Telephone number, including area code of agent for service)

                          CALCULATION OF REGISTRATION FEE
=============================================================================
Title of       Proposed maximum  Proposed maximum    Amount of
securities     Amount to be  offering price  Aggregate offering  Registration
to be registered  registered      per share         Price             fee
=============================================================================
Common Stock
($.001 par
value)          400,000         $0.18.           $72,000.00            $19.00
=============================================================================
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on August 11th, 2000.









                                    PART I

             INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The following documents filed by Web4Boats.com, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

          (a) the Company's General Form for Registration of Securities of Small Business Issuers Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on Form 10SB;

          (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a), above; and

          (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

          Our certificate of incorporation provides that directors and officers shall be indemnified to the fullest extent allowed by the laws of Delaware. Our bylaws provide that no director of officer of the Company shall be liable for the acts, defaults, or omissions of any other director or officer, or for any loss sustained by the Company, unless the same has resulted from his or her own willful misconduct, willful neglect or negligence. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our Company shall be paid by the Company unless such officer or director is adjudged liable for negligence or misconduct in the performance of his or her duties.

          This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

     Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Consulting Agreement Securities Compliance Control, LLC.

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     24        Power of Attorney (Contained within Signature Page)

Item 9.   Undertakings

(a)       The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California on August 15, 2000.


                               Web4Boats.com, Inc.


                               By:  /s/ Dennis Schlagel
                                    ----------------------------------
                                    Dennis Schlagel, President & Director










                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Schlagel and Blair J. Merriam, each of them acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                            Date
----------                  -----                            ----

/s/ Blair J. Merriam     General Manager                August 15, 2000
--------------------
Blair J. Merriam

/s/ Dennis Schlagel      Chief Financial Officer and    August 15, 2000
--------------------     Chief Accounting Officer
Dennis Schlagel

/s/ Daniel Thornton      Director                       August 15, 2000
--------------------
Daniel Thornton















                               INDEX TO EXHIBITS

     Exhibit                                                     Sequentially
     NO.                    Description                        Numbered Pages
     ---                    -----------                        --------------

     4.1       Consulting Agreement Securities Compliance Control LLC.

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     24        Power of Attorney (Contained within Signature Page)




								Exhibit 4.1

						CONSULTING AGREEMENT

This Agreement (the "Agreement") is made and entered into on August 11, 2000, by and between Web4Boats.com, Inc. ("the Corporation"), a Delaware corporation, and Securities Compliance Control LLC ("the Consultant"), a Nevada Limited Liability Corporation (herein collectively referred to as "the Parties").

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is expressly acknowledged by the parties hereto, the Parties hereto agree to enter into this Agreement under the following terms and conditions.

     	1. The Consultant through the services of its staff shall render the following financial and management advice and services to the corporation including:

(a)	Act as Compliance Consultant to the Corporation with respect to the preparation of and filing of certain of Corporation's reports required as a reporting Corporation with the Securities and Exchange Commission, acting as liaison and coordinator with the Corporation's attorney, accountant, and related providers of services for the completion the write up and accounting for said filings; and

(b)	Oversee Corporation transition into the public financial markets, and (1)
 analyze and report on Corporation's posture and image as it is projected into such markets; and (2) recommend approaches for Corporation's arrangements regarding its legal and accounting methods to establish and maintain reporting compliance with regulatory agencies, as appropriate; and

(c)	Introduction to and liaison with companies, government officials, and others as appropriate to create affiliations and strategic partnerships, and other forms of business combinations to further the Corporation's objectives; and

(d)	The preparation by the Consultant of a Plan for its activities spelling out objectives, milestones, expected results (in both operational and financial terms), and in sufficient detail to be the basis for clear communication with the Corporation as to the performance of the Consultant's services.

(e)	A plan, including a budget, will be prepared within two (2) months after the effective date of this Agreement, and annually thereafter. The Consultant will propose modifications to the Plan during the year, if in his judgment, the Corporation would benefit by such modifications.

(f)	The submission by the Consultant of a monthly Performance Report, comparing the Plan objectives, milestones, and expected results with actual results. The Performance Report will include sufficient written discussion so as to provide the Corporation with an understanding of the implications, problems and opportunities related to the Consultant's activities.

(g) 	Investigation of and recommendation for potential investment in business opportunities, and search for, identify and make known to the Corporation, Corporations, businesses and Assets ("Opportunities") which qualify as potential acquisitions or affiliations by the Corporation.

(h)	Although not the purpose or intention of the relationship created between the parties hereunder, if any services are provided by Consultant on behalf of or which results in some benefit for the Corporation in connection with a capital raising transaction, it is mutually understood and agreed that any fees shall be negotiated separately from this Agreement for any such services in any such instance where such an event might occur, and paid by the Corporation separately.

(i)  	Other services that may be agreed on from time-to-time.

(j) 	The Consultant shall not disclose to any third Party any confidential non-
public information furnished by the Corporation or otherwise obtained by it with respect to the Corporation.

2.	For the purpose of effectively performing its services for the
Corporation, the Consultant shall use the title of Compliance Consultant, and may have appropriate use of such in its business dealings with third parties, and also included in other such materials, prepared and distributed as needed.It is understood and agreed that the Consultant will be based in California.

3.	The Corporation shall use its best efforts to promptly supply to the
 Consultant full and complete copies of any and all documents and information necessary for the Consultant to fulfill its part of this Agreement.

4.	The Consultant shall be entitled to the following compensation for services to be rendered:

(a)	Retainer.   At the commencement of this contract covering this aspect of services provided by Consultant, in lieu of cash at the option of Consultant granted hereby, the Company shall compensate Consultant with a retainer of 400,000 shares of the Company's Common Stock, non-dilutive, valued at $0.15 per share (reflecting a $0.01 discount from the closing bid price of $0.16 for the Corporation's Common Stock on the effective date of this Agreement) for a total of $60,000.00, and registered under Regulation S-8. Consultant shall have the right to exercise its option granted hereunder to draw upon this compensation in such increments, and issuable to such of its members, at its sole discretion it may specify from time to time during the 12 month term hereof. As further consideration of Consultant foregoing other opportunities of a similar nature, as well as the mutual promises and covenants contained herein, upon execution of this Agreement by both the Company and the
Consultant this retainer shall be
	deemed fully earned.
(b)	For purposes of qualifying for use of Form S-8, Consultant is operated and reports to the Internal Revenue Services as a Partnership, any of whose members may be assigned to perform services hereunder.

5.	The term of this Agreement shall be one (1) year from the date set forth hereinabove. The Parties shall have the option of renewing this Agreement prior to the termination date set forth herein.

6. 	The Parties may not amend or modify this Agreement unless such amendment or modification is in writing and signed by both Parties hereto.

7. 	This Agreement may be executed in any number of counterparts delivered through facsimile transmission. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effected on the 11th day of August 2000.



WEB4BOATS.COM
P.O. Box 1028
La Jolla, CA  92038


_________________________________
BY:  Dennis Schlagel
     President



Securities Compliance Control LLC
575 Anton Boulevard, Suite 300
Costa Mesa, California 92626



_________________________________
BY: 	Michael Roth
President



                                                                  Exhibit 5.1

MARK CARTON, Attorney at Law_________________________________________________
                                            2744 Sacramento Street, Suite 208
                                              San Francisco, California 94115
                                                          Tel: (415) 567-5517
                                                          Fax: (415) 563-4202
                                                        mcarton@earthlink.net



                                August 15, 2000

Web4Boats.com, Inc.
P.O. Box 1028
La Jolla, CA 92038

		Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentlemen:

	I have acted as counsel for Web4Boats.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to 400,000 shares of the Company's Common Stock, $.001 par value, (the "Common Stock") issuable pursuant to the Company's plan with Securities Compliance Control LLC.(the "Plan").

     	I have examined and am familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, documents, corporate records and certificates of public officials as I have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, as amended; and (iii) the record of all action taken by the Board of Directors of the Company in connection with any matters covered by this opinion.

     Based on the foregoing, it is my opinion that the shares of Common Stock issuable under the Plan is duly authorized and, when issued in accordance with the Plans, will be validly issued, fully paid and nonassessable.

      Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

					MARK CARTON




                                                               Exhibit 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

I hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 18, 2000 appearing in Web4Boats.com, Inc.'s Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB for the fiscal year ended March 31, 2000.




/s/ Carl S. Sanko
- ----------------------
Carl S. Sanko

Chatsworth, California
August 15, 2000